Exhibit No. 3.1



  Text of Amendment to the Amended and Restated Bylaws of ATC Healthcare, Inc.
                        Adopted as of December 21, 2007.


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                                  AMENDMENT TO

                                       THE

                           AMENDED AND RESTATED BYLAWS

                                       OF

                              ATC HEALTHCARE, INC.

       (As adopted by the Board of Directors of ATC Healthcare, Inc. as of
                               December 21, 2007)

      This Amendment to the Amended and Restated Bylaws (the "Bylaws") of ATC Healthcare, Inc., a Delaware corporation (the "Corporation"), hereby amends the Bylaws in the following respects:

1. Article VII, Section 7.1 of the Bylaws is hereby amended to read as follows:

"Section 7.1. Certificated and Uncertificated Stocks. The Stock of the Corporation shall be represented by certificates signed by two officers of the Corporation, one the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and the other the Secretary or an Assistant Secretary. Such certificates shall be sealed with the seal of the Corporation. Such seal may be a facsimile, engraved or printed. In case any officer who has signed any such certificate shall have ceased to be such officer before such certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he were such officer at the date of issue. Certificates representing the Stock of the Corporation shall be in such form as shall be approved by the Board of Directors. All or part of the shares of Stock of the Corporation may also be uncertificated to the extent determined by the Board of Directors from time to time; however, in no event shall Stock represented by a certificate be deemed uncertificated until the respective certificate is surrendered to the Corporation."

2. Article VII, Section 7.2 of the Bylaws is hereby amended to read as follows:

"Section 7.2. Registration of Transfers of Stock. Registration of a transfer of Stock shall be made on the books of the Corporation only upon presentation by the person named in the certificate evidencing such stock, or by an attorney lawfully authorized in writing, upon surrender and cancellation of such certificate, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature thereon as the Corporation or its agents may reasonably require. In the case of uncertificated shares, transfers shall be made upon receipt of proper transfer instructions from the registered holder or his assignee or legal representative, in compliance with applicable procedures for transferring shares in uncertificated form."

3.   The following Section 7.5 is hereby added to Article VII of the Bylaws:

Section 7.5. Determinations as to Issuance, Transfer and Registration. The Board of Directors (or any officer or other person as the Board of Directors may designate) from time to time may make such rules, policies and procedures as it, he or she may deem appropriate concerning the issue, transfer and registration of shares of Stock of the Corporation, whether certificated or uncertificated.

4. The Bylaws, as amended hereby, shall continue in full force and effect, strictly in accordance with their terms and are in all respects ratified and confirmed.

      IN WITNESS WHEREOF, the undersigned certifies that this Amendment to the Amended and Restated Bylaws of ATC Healthcare, Inc., has been adopted by the Board of Directors of the Corporation as of the date first set forth above.


                                          ATC HEALTHCARE, INC.

                                          By: /s/  David Savitsky
                                             -----------------------------------
                                              David Savitsky
                                              Chief Executive Officer